AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated

October 23, 2013

by and among

Arabella Exploration Corp., a Delaware corporation,

as the Merger Sub,

Lone Oak Acquisition Corporation, a Cayman Islands company,

as the Parent,

Arabella Exploration, LLC, a Texas limited liability company,

as the Company,

and

the Stockholders listed on Schedule I hereto

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4.30	Real Property	28
4.31	Accounts	29
4.32	Tax Matters	30
4.33	Environmental Laws	31
4.34	Finders’ Fees	32
4.35	Directors, Managers and Officers	32
4.36	Inventory	32
4.37	Product Liability and Warranty	32
4.38	Other Information	33
4.39	Certain Business Practices	33
4.40	Money Laundering Laws	33
4.41	OFAC	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT		33
5.1	Corporate Existence and Power	34
5.2	Corporate Authorization	34
5.3	Capitalization	34
5.4	Valid Issuance	34
5.5	Governmental Authorization	34
5.6	Non-Contravention	34
5.7	Finders’ Fees	35
5.8	Parent SEC Documents and Parent Financial Statements	35
5.9	Trust Fund	35

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		36
6.1	Conduct of the Business	36
6.2	Access to Information	38
6.3	Notices of Certain Events	38
6.4	Exclusivity	39
6.5	Annual Financial Statements	39
6.6	SEC Filings	40
6.7	Financial Information	40
6.8	Additional Agreements. The parties shall use their best efforts to negotiate and enter into each of the Additional Agreements.	40

ARTICLE VII COVENANTS OF THE COMPANY AND THE PARENT		40
7.1	Confidentiality	40
7.2	Listing on National Exchange	41
7.3	Company Loans; Employee Stock Incentive Plan	41
7.4	Restriction on Subsequent Issuances by the Parent	41

ARTICLE VIII OTHER COVENANTS		41
8.1	Commercially Reasonable Efforts; Further Assurances	41
8.2	Confidentiality of Transaction	41
8.3	Tax Matters	42
8.4	Employment Matters	44
8.5	Business Combination Tender Offer	45

ARTICLE IX CONDITIONS TO CLOSING		46
9.1	Condition to the Obligations of the Parties	46

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9.2	Conditions to Obligations of the Merger Sub and the Parent	46
9.3	Conditions to Obligations of the Company	48

ARTICLE X INDEMNIFICATION		48
10.1	Indemnification of the Parent and Merger Sub	48
10.2	Indemnification of Stockholders	49
10.3	Procedures	50
10.4	Periodic Payments	52
10.5	Payment of Indemnification	52
10.6	Insurance and Tax	52
10.7	Survival of Indemnification Rights	52
10.8	Exclusive Remedy	52

ARTICLE XI DISPUTE RESOLUTION		52
11.1	Litigation	52
11.2	Waiver of Jury Trial; Exemplary Damages	53

ARTICLE XII TERMINATION		53
12.1	Termination Without Default; Expenses	53
12.2	Termination Upon Default	53
12.3	Survival	54

ARTICLE XIII MISCELLANEOUS		54
13.1	Notices	54
13.2	Amendments; Waivers; Remedies	55
13.3	Arms-Length Bargaining	55
13.4	Publicity	55
13.5	Expenses	55
13.6	No Assignment or Delegation	56
13.7	Governing Law	56
13.8	Counterparts; Facsimile Signatures	56
13.9	Entire Agreement	56
13.10	Severability	56
13.11	Waiver	56
13.12	Construction of Certain Terms and References; Captions	57
13.13	Third Party Beneficiaries	57
13.14	Appointment of Stockholders’ Representative	58

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of October 23, 2013, by and among Arabella Exploration Corp., a Delaware corporation (the “Merger Sub”), Lone Oak Acquisition Corporation, a Cayman Islands company (the “Parent”), Arabella Exploration, LLC, a Texas limited liability company (the “Company”), and each of the Stockholders set forth on Schedule I hereto.

WITNESSETH:

A.	The Company is an independent energy company focused on the exploration, development and production of unconventional shale oil and natural gas resources in the United States (the “Business”);

B.	The Parent owns 100% of the issued and outstanding capital stock of the Merger Sub;

C.	The Parent and the Merger Sub desire that:

(i) the Merger Sub merge with and into the Company and, to realize the benefits thereof, the Company also desires that the Merger Sub merge with and into the Company, with the Company as the surviving entity, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL and the LLC Act (the “Merger”); and

(ii) the Company Equity Interests (excluding any interests thereof held in the treasury of the Company) be converted upon the Merger into the right to receive an aggregate of 4,830,002 newly issued ordinary shares, par value $0.001 per share, of the Parent (the “Parent Ordinary Shares”), as is provided herein; and

D.	The Stockholders will be the ultimate direct beneficiaries of the transactions contemplated hereby and, accordingly, have a direct interest in causing the Company to undertake and carry out its obligations hereunder.

The parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1            “Action” means any action, suit, investigation, hearing, proceeding, formal charge or arbitration of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity), including any inquiry, investigation, audit, claim, assessment or similar event with respect to Taxes, brought by or before an Authority.

1.2           “Additional Agreements” means the Voting Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Employment Agreements and the Escrow Agreement.

1.3           “Additional Parent SEC Documents” is defined in Section 5.8.

1.4           “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5           “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether federal, state, local or foreign.

1.6           “Basket” is defined in Section 10.1(b)(ii).

1.7           “BOE” is defined in Section 3.2(b)

1.8           “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, the Business or its transactions are otherwise reflected.

1.9           “Business” is defined in the Recitals.

1.10         “Business Combination Tender Offer” is defined in Exhibit 8.5.

1.11         “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.12         “Claims Period” is defined in Section 10.1(c).

1.13         “Closing” is defined in Section 2.7.

1.14         “Closing Date” is defined in Section 2.7.

1.15         “Closing Payment Shares” is defined in Section 3.3(a)(i).

1.16         “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code, and the rules and regulations promulgated thereunder.

1.17         “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.18         “Commercially Defensible Title” means a claim of title that in reasonable probability could be sustained by the Company in litigation in a court of competent jurisdiction against adverse claimants asserting claims of title to oil or gas produced or to be produced from such well based on the title deficiency described in a title defect notice given with respect to such well, based on evidence of the Company’s record title, the Company’s claims of title by adverse possession or prescription, or other claims of title by the Company under applicable principles of law or equity.

1.19         “Company” is defined in the Preamble.

1.20         “Company Equity Interests” means all outstanding units, membership interests, shares or other equity securities of the Company.

1.21         “Company Consents” is defined in Section 4.11.

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1.22         “Company Disclosure Schedule” is defined in Article IV.

1.23         “Company Formation Date” is defined in Section 4.7.

1.24         “Company Organizational Documents” means the Company’s certificate of formation, limited liability company operating agreement and any other document, instrument or agreement executed or filed with any Authority in connection with the Company’s formation, each as in effect immediately prior to the Effective Time.

1.25         “Company Option” means an option to purchase Company Equity Interests or other equity securities of the Company.

1.26         “Company Stock Certificates” is defined in Section 3.2(a).

1.27          “Confidentiality Agreement” is defined in Section 7.1.

1.28         “Continuing Employee” is defined in Section 8.4(b).

1.29         “Contracts” means all contracts, agreements, leases, licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 6.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.30         “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

1.31         “Constituent Corporations” means the Merger Sub and the Company.

1.32         “Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

1.33         “Current Assets” means the Company’s cash, cash equivalents and accounts receivable calculated in accordance with the Company’s historical principles, policies, practices, procedures, classifications and judgments and estimation methodologies.

1.34         “Current Liabilities” means the Company’s current liabilities (other than unpaid Transaction Expenses) calculated in accordance with the Company’s historical principles, policies, practices, procedures, classifications and judgments and estimation methodologies.

1.35         “DGCL” means the Delaware General Corporation Law and the rules and regulations promulgated thereunder.

1.36         “Earnout Payment Shares” is defined in Section 3.3(a)(ii).

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1.37          “Employment Agreement(s)” shall mean those certain Employment Agreements entered into by and between the Parent and each Key Employee, in a form to be mutually agreed upon by the parties prior to the Closing.

1.38         “Environmental Laws” is defined in Section 4.33.

1.39         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.40         “Escrow Agent” means Loeb & Loeb LLP.

1.41         “Escrow Agreement” means the Escrow Agreement to be entered into by and among the Representative, the Parent and the Escrow Agent relating to the distribution of the Earnout Payment Shares, in a form to be mutually agreed upon by the parties prior to the Closing.

1.42         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.43         “Exchange Documents” is defined in Section 3.3(a).

1.44         “Excluded Matter” means any one or more of the following: (a) the effect of any change in United States securities, banking or financial markets; (b) the effect of any change in general business or economic conditions or changes generally adversely affecting the industry in which the Company operates; (c) the effect of any change arising in connection with earthquakes, major hostilities, acts of war, or terrorism, including any terrorist, military, diplomatic or political action; (d) the effect of any action taken by either the Merger Sub or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company, (e) acts or omissions of the Company taken with the consent of the Merger Sub, including the effects of compliance with this Agreement; and (f) the effect of any changes in applicable Laws or GAAP, (but only, in the case of clauses (a) through (c) above, to the extent such effect does not have a disproportionate impact on the Company relative to similarly situated participants in the industry in which the Company operates).

1.45         “Excluded Persons” is defined in Section 6.4.

1.46         “Expiration Date” is defined in Section 10.7.

1.47          “Financial Statements” is defined in Section 4.12(a).

1.48         “Finding and Development Cost” means costs incurred when the Company purchases, researches and develops properties in an effort to establish oil and/or gas reserves, as further specified by the parties hereto prior to the Closing Date.

1.49         “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.50         “Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

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1.51         “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all obligations of such Person under any interest rate swap, hedging or similar agreements, (h) all guarantees by such Person and (i) any agreement to incur any of the same. For purposes of this Agreement, Indebtedness includes (i) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and (ii) any and all amounts owed by the Company to any of its Affiliates, including to any of the Stockholders.

1.52         “Indemnifiable Loss Limit” is defined in Section 10.1(b)(i).

1.53         “Indemnification Notice” is defined in Section 10.3(a)(i).

1.54         “Indemnified Party” is defined in Section 10.3(a).

1.55         “Indemnifying Parties” is defined in Section 10.3(a)(i).

1.56         “Intellectual Property” of a Person shall mean all intangible properties owned by that Person or in which that Person has any interest (including the right to use by license or otherwise), and all rights arising from or associated therewith, whether protected, created or arising under any Laws and includes: (a) all registered and unregistered trademarks, service marks, other Marks, trade names, trade dress, logos, corporate names, slogans and commercial symbols, all applications therefor, and all associated goodwill; (b) all domain names and URL’s, and all websites and the “look and feel” of all such websites (including each such website’s particular typefaces, color schemes, programming code themes and the like); (c) all works of authorship, derivative works thereof and statutory, common law and registered copyrights therein, all applications therefor and all associated goodwill; (d) all inventions, including all related and associated patents and patent applications, technical information, shop rights, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data, and all associated goodwill; (e) all software developed for a Person pursuant to an agreement between such Person and the software designer designating the software a “work made for hire” or assigning ownership rights to such software to such Person, all software developed by an employee or contractor of a Person, and all documentation thereof, (including all electronic data processing systems and program specifications, functional specifications, source and object codes, algorithms, architecture, input data, report layouts and format, record file layouts, diagrams, narrative descriptions and flow charts) (collectively, the “owned software,”) and all “off the shelf” software purchased in retail transactions or used in connection with the Business (collectively the “licensed software”); (f) all other mask works, moral rights, inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, financial, marketing and business data, pricing and cost models and information, business and marketing plans, operating procedures, customer and supplier lists, and knowledge of customer preferences and buying practices; (g) all drawings, records, books or other tangible media embodying the foregoing; (h) all rights to obtain and rights to register patents, trademarks and copyrights; and (i) all content or other such properties owned by or licensed to the Company; and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

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1.57         “Inventory” is defined in the UCC.

1.58         “Key Employees” means Jason Hoisager.

1.59         “Labor Agreements” is defined in Section 4.27(a).

1.60         “Law” means any federal, state, local or foreign law, statute, ordinance, code, rule, regulation or common law.

1.61         “Leased Real Property” is defined in Section 4.30(b).

1.62         “Leases” is defined in Section 4.30(b).

1.63         “Letter of Transmittal” is defined in Section 3.3(a).

1.64         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, with respect to such asset, including any agreement to give any of the foregoing.

1.65         “LLC Act” means the Texas Limited Liability Company Act.

1.66         “Lock-Up Agreement” means the Lock-Up Agreement to be entered into by and among the Stockholders and the Parent, in a form to be mutually agreed upon by the parties prior to the Closing, whereby each Stockholder will covenant not to sell any more than a number of Parent Ordinary Shares equal to 33% of such Stockholder’s original number of Closing Payment Shares or Earnout Payment Shares within any consecutive 365-day period following the Closing Date provided that such lock-up shall expire and be of no further force or effect three years following the Closing Date.

1.67          “Loss(es)” means any and all loss, cost, payments, demand, penalty, forfeiture, expense, liability, Tax, judgment, deficiency or damage, settlements and diminution in value or claim (including actual costs of investigation and reasonable attorneys’ fees and other costs and expenses).

1.68         “Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement.

1.69         “Material Adverse Effect” means an event that has had, or is reasonably expected to have, (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in each case whether under (a) or (b) other than an effect resulting from an Excluded Matter.

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1.70         “Material Contracts” is defined in Section 4.17(b).

1.71         “Merger” is defined in the Recitals.

1.72         “Merger Consideration” is defined in Section 3.3(a).

1.73         “Money Laundering Laws” is defined in Section 4.40.

1.74         “Merger Sub” is defined in the Preamble.

1.75         “Multiemployer Plan” is defined in Section 4.29(e).

1.76         “Objection Notice” is defined in Section 10.3(a)(ii).

1.77         “OFAC” is defined in Section 4.41.

1.78         “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.79         “Outside Closing Date” is defined in Section 12.1(a).

1.80         “Owned Real Property” is defined in Section 4.30(a).

1.81         “Parent” is defined in the preamble to this Agreement.

1.82         “Parent Indemnitees” is defined in Section 10.1(a).

1.83         “Parent Ordinary Shares” is defined in the Recitals.

1.84         “Parent SEC Documents” is defined in Section 5.8.

1.85         “Payment Spreadsheet” means a spreadsheet prepared by the Company setting forth (i) the names of all Stockholders and their respective mailing addresses; (ii) the Pro Rata Share for each such Stockholder; and (iii) the number of Closing Payment Shares and Earnout Payment Shares to be delivered to each such Stockholder pursuant to this Agreement.

1.86         “PBGC” means the Pension Benefit Guaranty Corporation.

1.87         “Permits” is defined in Section 4.19.

1.88         “Permitted Liens” means: (a) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Merger Sub that do not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon; (b) statutory liens for Taxes not yet due and payable, or Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising in the ordinary course of business that are not material to the Business; (d) zoning, building codes and other land use laws regulating the use or occupancy of the real property subject thereto or the activities conducted thereon that are imposed by any Authority that are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon; (e) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to the real property subject thereto that do not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon; and (f) matters that would be disclosed on an accurate survey of the Real Property that do not materially impair the use or occupancy of such Real Property in the operation of the Business as currently conducted thereon.

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1.89         “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.90         “Plan” is defined in Section 4.29(a).

1.91         “Post-Closing Straddle Period” is defined in Section 8.3(e).

1.92         “Pre-Closing Period” means any period that ends on or before the Closing Date or a Pre-Closing Straddle Period.

1.93         “Pre-Closing Straddle Period” is defined in Section 8.3(e).

1.94         “Pro Rata Share” means, for each Stockholder, the quotient, as set forth as a percentage on Schedule I, obtained by dividing (a) the aggregate number of Shares held by such Stockholder immediately prior to the Effective Time by (b) the aggregate number of outstanding Shares.

1.95         “Prospectus” is defined in Section 13.11.

1.96         “Public Peer Set” means the following companies, which may be revised from time to time by the Board of Directors of the Parent in accordance with the terms of the Voting Agreement:

a.           Oasis Petroleum (OAS)

b.           Kodiak Oil & Gas Corp. (KOG)

c.           Northern Oil and Gas, Inc. (NOG)

d.           Triangle Petroleum Corporation (TPLM)

e.           Emerald Oil, Inc. (EOX)

f.            Concho Resources, Inc. (CXO)

g.           Laredo Petroleum Holdings, Inc. (LPI)

h.           Athlon Energy Inc. (ATHL)

i.            Diamondback Energy, Inc. (FANG)

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j.            Clayton Williams (CWEI)

k.          Approach Resources (AREX)

1.97         “Real Property” means the Owned Real Property and the Leased Real Property.

1.98         “Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among the Parent and the Stockholders, providing for the resale of the Closing Payment Shares and the Earnout Payment Shares, in a form to be mutually agreed upon by the parties prior to the Closing.

1.99         “Representative” is defined in Section 13.14.

1.100       “Required Stockholder Consent” is defined in Section 4.2.

1.101       “SEC” means the Securities and Exchange Commission.

1.102       “Securities Act” means the Securities Act of 1933, as amended.

1.103       “Share” means a share or unit of Company Equity Interests outstanding immediately prior to the Effective Time.

1.104       “Stockholder Indemnitees” is defined in Section 10.2.

1.105       “Stockholder(s)” means the holders of the Company Equity Interests immediately prior to the Effective Time.

1.106       “Straddle Period” is defined in Section 8.3(e).

1.107       “Subsequent Claim Period” is defined in Section 10.1(c).

1.108       “Tangible Assets” means all tangible personal property and interests therein, including Inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, saws, drills, automobiles, trucks, forklifts and other vehicles owned by the Company and other tangible property owned by the Company, including the items listed on Schedule 4.15.

1.109       “Tax” means (a) any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, value added, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, stamp, severance, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto, (b) any liability for the payment of any such amount as a result of being a member of any affiliated, consolidated, combined or unitary group or similar group under any provision of applicable Law, (c) any liability for the payment of any such amount as a result of being a party to any tax sharing or tax allocation agreement or arrangement (whether or not written) or with respect to the payment of any such amount as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any such amount as a successor, transferee (including under Section 6901 of the Code or similar provision of applicable Law) or otherwise.

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1.110       “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.111       “Tax Return” means any return, information return, declaration, claim for refund or credit, report, statement, election, form or schedule, whether on a separate, affiliated, consolidated, combined, unitary or other basis, including any supplement or attachment thereto and any amendment thereof, relating to any Tax.

1.112       “Third-Party Claim” is defined in Section 10.3(b)(i).

1.113       “Third-Party Claim Notice” is defined in Section 10.3(b)(i).

1.114       “Total Per Share Merger Consideration” is defined in Section 3.3(b).

1.115       “Transaction Expenses” means all third party fees and expenses incurred by the Company in connection with the Merger prior to the Effective Time, this Agreement and the transactions contemplated hereby, whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company).

1.116       “Trust Account” is defined in Section 13.11.

1.117       “UCC” means the Uniform Commercial Code of the State of New York.

1.118       “Virtual Data Room” means the data room established by the Company for purposes of facilitating the Parent’s due diligence review in connection with the transactions contemplated by this Agreement.

1.119       “Voting Agreement” means the Voting Agreement to be entered into by and among the Parent, the Stockholders and the shareholders of the Parent named therein, in the form attached hereto as Exhibit A.

ARTICLE II

MERGER; CLOSING

2.1           The Merger. At the Effective Time, the Merger shall be consummated on the terms and conditions hereinafter set forth as permitted by and in accordance with the DGCL and the LLC Act and thereupon, the separate existence of the Merger Sub shall cease, and the Company, as the surviving corporation, shall continue to exist under and be governed by the LLC Act.

2.2           Effective Time. On the Closing Date, provided that this Agreement has not been terminated and abandoned pursuant to Article XII hereof, the Company and the Merger Sub will cause the certificate of merger (the “Certificate of Merger”) in a form to be mutually agreed upon by the parties prior to the Closing to be executed and filed with the Delaware Secretary of State as provided in the DGCL and the Texas Secretary of State as provided in the LLC Act. The Merger shall become effective at 11:59:00 p.m. on the Closing Date and following the time the Certificate of Merger shall have been duly filed with, and accepted by, the Delaware Secretary of State. The date and time of the effectiveness of the Merger is herein sometimes referred to as the “Effective Time”. At the Effective Time, the Company Organizational Documents shall be amended and restated as agreed by the parties hereto between the date hereof and the Closing Date.

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2.3           Effect of the Merger. Upon and after the Effective Time: (i) the separate existence of the Merger Sub shall cease; (ii) the Shares issued and outstanding immediately prior to the Effective Time and held by the Stockholders shall be cancelled, extinguished and converted into the right to receive the Merger Consideration as provided in this Agreement; (iii) the former holders of the Shares shall be entitled only to the rights provided in this Agreement or to the rights provided under the LLC Act; and (iv) the Merger shall otherwise have the effect provided under the DGCL and the LLC Act.

2.4           Directors and Officers. From and after the Effective Time, (i) the members of the board of directors of the Company shall consist of the members of the board of directors of the Merger Sub (as constituted immediately prior to the Effective Time) until changed in accordance with its organizational documents and applicable Law and (ii) the officers of the Company shall consist of the officers of the Merger Sub (as constituted immediately prior to the Effective Time) until changed in accordance with its organizational documents and applicable Law. During the four-year period immediately following the Closing and as more fully set forth in the Voting Agreement, the Parent’s board of directors shall consist of seven members, three of which shall be designated by certain shareholders of the Parent (as set forth in the Voting Agreement) and four of which shall be designated by the Stockholders. The composition of the Parent’s board of directors shall meet all requirements for a Nasdaq-listed company.

2.5           Further Assurances. If at any time after the Effective Time, the Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Company, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Company and their proper officers or managing members shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Company and otherwise to carry out the purposes of this Agreement, and that the proper officers, directors and/or managing members of the Constituent Corporations are fully authorized in the name of such Constituent Corporations or otherwise to take any and all such action.

2.6           Closing. The closing (the “Closing”) of the Merger shall take place either electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, on a Business Day as promptly as practicable after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article IX hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) (the “Closing Date”).

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ARTICLE III

Effect on INTERESTS IN CONSTITUENT CORPORATIONS; exchange procedures; MERGER CONSIDERATION

3.1           Effect on Interests in Constituent Corporations.

(a)          Merger Consideration.

(i)          Capital Stock. Upon the Effective Time, each Share (other than any Shares to be cancelled pursuant to Section 3.1(b)) issued and outstanding and held by the Stockholders immediately prior to the Effective Time shall, without any further action on the part of the Parent or the Merger Sub, on the one hand, or the Company or the Stockholders, on the other hand, be cancelled, extinguished and converted into the right to receive the Total Per Share Merger Consideration.

(ii)         Company Options. Each Company Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall automatically be cancelled as of immediately prior to the Effective Time without payment therefor.

(b)          Treatment of Treasury Shares. All Shares held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no consideration shall be delivered in exchange therefor.

(c)          Treatment of Merger Sub Capital Stock Owned by Parent. Each share of capital stock of the Merger Sub that is issued and outstanding and owned by the Parent immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of the Parent or Merger Sub, be converted into and become one validly issued, fully paid and non-assessable Share. Such Share will be the only Share that is issued and outstanding immediately after the Effective Time.

3.2           Surrender of Certificates.

(a)          Exchange Procedures. As soon as commercially practicable after the Effective Time, the Parent shall mail, or cause to be mailed, to each Stockholder, to the extent the Company has not mailed prior to the Effective Time, a letter of transmittal in a form to be mutually agreed upon by the parties prior to the Closing (the “Letter of Transmittal”) at the address for each Stockholder set forth in the Company’s stockholder mailing records. After receipt of such Letter of Transmittal and any other documents that the Parent may reasonably require in order to effect the exchange (the “Exchange Documents”), such Stockholder will be required to surrender the certificates representing his, her or its Company Equity Interests (the “Company Stock Certificates”) to the Parent or the Parent’s agent (as specified in the Letter of Transmittal) for cancellation, together with duly completed and validly executed Exchange Documents. Upon surrender of his, her or its Company Stock Certificates for cancellation to the Parent or the Parent’s agent, as the case may be, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificates shall be entitled to receive in exchange therefor the Total Per Share Merger Consideration payable to such Company Stockholder in respect of each Share pursuant to Section 3.1(a)(i), and the Company Stock Certificates so surrendered shall be cancelled. Until so surrendered, after the Effective Time, the Shares held by such Stockholder immediately prior to the Effective Time shall, for all corporate purposes, evidence only the ownership of the right to the portion of the Merger Consideration into which such Shares shall have been converted pursuant to the terms of this Agreement.

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(b)          No Further Ownership Rights in Company Equity Interests. All consideration paid or payable following the surrender for exchange of Shares in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Company of Shares which were issued and outstanding immediately prior to the Effective Time.

(c)          Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Parent shall issue, or shall cause to be issued, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 3.1 hereof; provided, however, that the Parent shall, as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct, indemnifying the Parent, the Company and the Merger Sub against any claim that may be made against the Parent, the Company or the Merger Sub with respect to the certificates or agreements alleged to have been lost, stolen or destroyed.

(d)          Legends. Each certificate issued to any Stockholder evidencing Parent Ordinary Shares shall bear the legend set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Parent Ordinary Shares:

“THE ORDINARY SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.”

3.3           Merger Consideration.

(a)          The “Merger Consideration” shall be equal to:

(i)          the issuance of 3,125,000 Parent Ordinary Shares (the “Closing Payment Shares”); plus

(ii)         the issuance of 1,705,002 Parent Ordinary Shares (the “Earnout Payment Shares”), payable in accordance with the terms hereof; plus or minus

(iii)        the adjustments, if any, as provided in Article X.

(b)          The “Total Per Share Merger Consideration” shall be equal to the aggregate number of Closing Payment Shares and Earnout Payment Shares divided by the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b)).

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3.4           Payment of the Merger Consideration.

(a)          The Merger Consideration shall be payable by the Parent as follows:

(i)          With respect to the Closing Payment Shares, the Parent shall deliver stock certificates in the names of the Stockholders representing their respective Pro Rata Shares to the address specified for each Stockholder in the applicable Letter of Transmittal. No certificates representing fractional Closing Payment Shares will be issued, and such fractional shares interests will not entitle the owner thereof to any rights of a holder of Parent Ordinary Shares. Any fractional shares will be rounded to the nearest whole share (after aggregating all Closing Payment Shares held by such Person).

(ii)         With respect to the Earnout Payment Shares, the Parent shall deliver stock certificates in the names of the Stockholders representing their respective Pro Rata Shares equal to the Earnout Payment Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement and Section 3.4(b). No certificates representing fractional Earnout Payment Shares will be issued, and such fractional shares interests will not entitle the owner thereof to any rights of a holder of Parent Ordinary Shares. Any fractional shares will be rounded to the nearest whole share (after aggregating all Earnout Payment Shares held by such Person).

(iii)        Any adjustments to the Merger Consideration shall be paid in accordance with Article X, as applicable.

(b)          Escrow of Earnout Payment Shares. At the Effective Time, the Parent shall deposit the Earnout Payment Shares with the Escrow Agent pursuant to the terms of the Escrow Agreement. Upon the Company achieving the following milestones at any time in the five-year period following the date of this Agreement, the Stockholders shall receive one-third of the Earnout Payment Shares:

(i)          The Proved Reserves of the Company on December 31, 2014, as per the third party engineering reserve report of that date, shall have increased 100% from the Proved Reserves as of the Closing, provided, however that the shares shall only be awarded if (A) the Finding and Development Cost per proved Barrel of Oil Equivalent (“BOE”) of the increase in proved reserves is $22 or less and/or if the ratio of Finding and Development Cost to BOE is superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) the Parent’s General & Administrative Cost per BOE of the increase in proved reserves is $12.50 or less and/or if the Company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

(ii)         The Proved Reserves of the Company on December 31, 2015, as per the third party engineering reserve report of that date, shall have increased 66% from the Proved Reserves as of December 31, 2014, provided, however, that the shares shall only be awarded if (A) the Finding and Development Cost per proved BOE of the increase in proved reserves is $18 or less and/or if the ratio of Finding and Development Cost to BOE is superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) the Parent’s General & Administrative Cost per BOE of the increase in proved reserves is $6.50 or less and/or if the Company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

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(iii)        The Proved Reserves of the Company on December 31, 2016, as per the third party engineering reserve report of that date, shall have increased 33% from the Proved Reserves as of December 31, 2015, provided, however, that the shares shall only be awarded if (A) the Finding and Development Cost per proved BOE of the increase in proved reserves is $14 or less and/or if the ratio of Finding and Development Cost to BOE is superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) the Parent’s General & Administrative Cost per BOE of the increase in proved reserves is $5.00 or less and/or if the Company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

(c)          Deductions and Withholding. As part of the Letter of Transmittal, the Company and each Stockholder shall provide the Parent with an Internal Revenue Service Form W-9 and a statement under Section 1445(b)(2) of the Code certifying that such Person is not subject to backup withholding or withholding under Section 1445 of the Code. In the event any such Person does not provide such certification to the reasonable satisfaction of the Parent, the Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required by applicable Law. To the extent any amount is so deducted or withheld, such amount shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)          No Liability for Abandoned Property, etc. Notwithstanding anything to the contrary in this Section 3.4, none of the Parent or the Merger Sub shall be liable to a holder of Shares for any amount properly paid to an Authority pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule of the Company delivered to the Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) corresponding to the applicable section or subsection of this ARTICLE IV (or disclosed in any other section or subsection of the Company Disclosure Schedule; provided, that it is clear on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the applicable Company Disclosure Schedule section or subsection), the Company hereby represents and warrants to the Merger Sub and the Parent that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Effective Time:

4.1           Corporate Existence and Power. The Company is a limited liability company duly formed, validly existing and in good standing under and by virtue of the Laws of the State of Texas. The Company has all corporate power and authority required to own and operate its properties and assets and to carry on the Business as presently conducted, except where the failure to do so would not have a Material Adverse Effect. The Company is qualified to do business as a foreign entity and in good standing in each of the jurisdictions set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary, except where the failure to do so would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, except for this Agreement.

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4.2           Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject only to the Required Stockholder Consent (as defined below). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms. The affirmative vote or action by written consent of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Equity Interests (voting together, as a single class and on an as-converted basis to approve this Agreement (the “Required Stockholder Consent”) constitute all of the votes required of the Stockholders necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby. Promptly following the execution of this Agreement, the Company will through its managing members or board of directors, recommend to the Stockholders the approval and adoption of this Agreement, the Additional Agreements and the other transactions contemplated hereby and thereby, including the Merger.

4.3           Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which the Company is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for filing of the Certificate of Merger.

4.4           Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which the Company is a party does or will (a) assuming the Required Stockholder Consent, contravene or conflict with the Company Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) except for the Contracts listed on Schedule 4.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or material breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business or to which the Company is entitled under the terms of any Permit, Contract or other instrument or obligation to which the Company or by which any of the Shares or any of the Company’s assets is or may be bound, or (d) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the Shares or any of the Company’s assets, other than Permitted Liens.

4.5           Capitalization. The Company has an authorized capitalization as set forth on Schedule 4.5. No shares of Company Equity Interests are held by the Company in its treasury as of the date of this Agreement. All the Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. No other class of capital stock of the Company is authorized or outstanding. Except as set forth on Schedule 4.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or claims or other agreements of any kind providing for the purchase, issuance or sale of any shares of Company Equity Interests; or (b) to the knowledge of the Company, agreements by any Stockholder with respect to any of the Shares, including any voting trust, other voting agreement or proxy with respect thereto. Schedule 4.5 sets forth a true and complete statement of the capitalization of the Company as of the date of this Agreement. Except as set forth on Schedule 4.5, (i) there are no Contracts relating to the issuance or, to the knowledge of the Company, sale, transfer or voting of any equity securities or other securities of the Company and (ii) there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which the stockholders of the Company may vote.

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4.6           Company Organizational Documents. Certified copies of the Company Organizational Documents have heretofore been made available to the Parent, and such copies are each true and complete copies of such instruments as amended and in effect on the date of this Agreement. The Company has not taken any action in violation or derogation of the Company Organizational Documents.

4.7           Corporate Records. All proceedings occurring since December 15, 2008 (the “Company Formation Date”) of the managing members or board of directors of the Company, including committees thereof, the Stockholders and the Company and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The stock ledgers and stock transfer books of the Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of equity interests of the Company since the Company Formation Date and all proceedings of its managing members or board of directors, including committees thereof, the Stockholders and the Company since the Company Formation Date have been made available to the Parent, and are the original stock ledgers and stock transfer books and minute book records of the Company or true and correct copies thereof.

4.8           Affiliates. Except as set forth on Schedule 4.8, none of the Company or, to the knowledge of the Company, the Stockholders or any of their respective Affiliates, nor any current or former director or officer of the Company (a) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property rights, but subject to the provisions contained herein related to the limited license and permission granted to Affiliates of the Company that use the name Arabella for a limited period of time) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets, (b) has or during the last five years has had any direct or indirect interest (i) in, or is or during the last five years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of the Business, or (c) has engaged in any transactions with the Company. Except as set forth in Schedule 4.8, there is no outstanding Indebtedness to the Company of any current or former director, officer, employee or consultant of the Company or any Stockholder or any of their Affiliates.

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4.9           Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within the five (5) year period preceding the date of this Agreement, used by the Company, including names used on any internet website. Since the Company Formation Date, the Company has not used any name other than the names listed on Schedule 4.9 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.10         Subsidiaries. The Company does not currently own, and since the Company Formation Date, has not owned, directly or indirectly, any equity interests in any other entity. The Company is not a party to any agreement relating to the formation of any joint venture, association or other entity.

4.11         Consents. The Contracts listed on Schedule 4.11 are the only Material Contracts (as defined in Section 4.17) binding upon the Company or by which any of the Company’s assets or, to the Company’s knowledge, any of the Shares are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.12         Financial Statements.

(a)          Attached hereto as Schedule 4.12 are the unaudited financial statements of the Company as of and for (i) the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, consisting of the balance sheets as of such dates, the income statements for the twelve (12) month periods ended on such dates, and the cash flow statements for the twelve (12) month periods ended on such dates, and (ii) the six months ended June 30, 2013, consisting of the balance sheets as of such date, the income statements for the six (6) month period ended on such date, and the cash flow statements for the six (6) month period ended on such dates (the “Financial Statements”).

(b)          The Financial Statements are complete and accurate and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements: (i) were prepared from the books and records of the Company; (ii) were prepared on an accrual basis in accordance with GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to the Virtual Data Room complete and accurate copies of all “management letters” received by it from its accountants, if any, and all responses during the last five (5) years by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants, if any.

(c)          Except as specifically disclosed, reflected or fully reserved against on the Financial Statements as of and for the fiscal year ended December 31, 2012 (the “2012 Financial Statements”), and for liabilities and obligations of a similar nature and in similar amounts incurred since the date of the 2012 Financial Statements in the ordinary course of business, there are no liabilities, debts or obligations of any nature (whether accrued, unaccrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise, whether due or to become due, whether known or unknown) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under GAAP on the 2012 Financial Statements are included therein.

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(d)          The balance sheet included in the 2012 Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 4.12, the Company does not have any Indebtedness.

4.13         Books and Records.

(a)          The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company.

(b)          The Company has heretofore made all Books and Records available to the Parent for its inspection and has heretofore delivered to the Parent complete and accurate copies of all documents referred to in the Schedules to this Agreement or that the Parent otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to the Parent by or on behalf of the Company are accurate, complete, and authentic.

(c)          The Books and Records have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Other than payroll processing data, the Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the Company’s principal office.

4.14         Absence of Certain Changes. Except as set forth on Schedule 4.14, since December 31, 2012, the Business has been conducted in the ordinary course of business and there has not been:

(a)          any Material Adverse Effect;

(b)          any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to the Business or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in each case other than transactions, Contracts or commitments in the ordinary course of business and consistent with past practices;

(c)          any increases in bonus, salary or other compensation paid or agreed to be paid to any employee except (i) for annual salary increases in the ordinary course of business or (ii) in accordance with Schedule 4.26(a) hereto;

(d)          any creation or other incurrence of any Lien other than Permitted Liens on any Shares or the Company’s assets; or

(e)          the redemption of, declaration or payment of any dividend or other distribution with respect to, the equity interests of the Company.

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4.15         Properties; Title to the Company’s Assets.

(a)          The Tangible Assets have no material defects, are, in all material respects, in good operating condition and repair and function (ordinary wear and tear excepted) and are suitable for their present uses. Except as set forth on Schedule 4.15, all of the Tangible Assets are located at the Real Property.

(b)          Other than with respect to Intellectual Property (which is addressed in Section 4.21), the Company has Commercially Defensible Title in and to its assets, free and clear of all Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are used in the operation of the Business.

4.16         Litigation. There is no Action (or, to the knowledge of the Company, any reasonable basis therefor) pending against, or to the knowledge of the Company, threatened against, the Company, any of its officers or directors in their capacities as such, the Business, or the Company’s assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding Orders against the Company. Schedule 4.16 sets forth all of the Actions to which the Company was a party since the Company Formation Date which have not either been settled or finally adjudicated without the possibility of further appeal.

4.17         Contracts.

(a)          Each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to the Company’s assets. Except as listed on Schedule 4.17(a), no Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business. The Company has provided to the Parent true and correct (A) fully executed copies of each written Contract and (B) written summaries of each oral Contract.

(b)          The Contracts constitute all the material agreements, statements of work, purchase orders, arrangements, understandings and other instruments in effect to which the Company is a party or to which any of the Company’s assets are bound. Schedule 4.17(b) lists all material Contracts, oral or written (“Material Contracts”), separately referencing the applicable subsection below in each case, including:

(i)          all customer Contracts which have generated revenues to the Company or are expected to generate revenues to the Company in excess of $50,000 in the current or next two (2) fiscal years or any of the two (2) preceding fiscal years of the Company;

(ii)         any other Contract pursuant to which the Company is required to pay, has paid or is entitled to receive or has received an amount in excess of $50,000 during the current fiscal year or any one of the two preceding fiscal years;

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(iii)        all employment Contracts between the Company and any officer of the Company or Key Employee;

(iv)         all material sales, agency, factoring, commission and distribution Contracts to which the Company is a party, with the exception of shrinkwrap or clickthrough standard terms of service agreements, or any clickthrough or “shrink wrap” agreements or non-exclusive licenses relating to off-the-shelf, commercially available software;

(v)          all ongoing Contracts for purchases or receipt by the Company of supplies, equipment, goods or services (other than under Section 4.17(b)(i) or (ii)), with the exception of shrinkwrap or clickthrough standard terms of service agreements, or any clickthrough or “shrink wrap” agreements or non-exclusive licenses relating to off-the-shelf, commercially available software;

(vi)         all joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(vii)        all significant documents relating to any acquisitions or dispositions of assets by the Company, except acquisitions or dispositions in the ordinary course of business;

(viii)      all material licensing agreements, including agreements licensing Intellectual Property rights, other than shrinkwrap or clickthrough standard terms of service agreements, or any “shrink wrap” or clickthrough licenses or agreements or non-exclusive licenses relating to off-the-shelf, commercially available software;

(ix)         all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company;

(x)          all Contracts relating to Intellectual Property other than “shrink wrap” or “click wrap” licenses for generally available commercial software;

(xi)         all Contracts to indemnify any other Person against any charge or allegation of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business;

(xii)        all Contracts relating to real and tangible personal property, including any Real Property lease, sublease or space sharing, license or occupancy agreement and any agreements with realtors relating to the sale or lease of any Real Property, whether the Company is granted or granting rights thereunder to occupy or use any premises;

(xiii)      all material Contracts relating to Tangible Assets;

(xiv)        all Contracts containing a “most favored nation” pricing agreement, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier;

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(xv)         all Contracts pursuant to which the Company is or may be entitled to a rebate in excess of $10,000; and

(xvi)        all Contracts relating to outstanding Indebtedness of the Company.

(c)          The Company is in compliance, in all material respects, with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness of the Company.

4.18         Insurance. Schedule 4.18 contains a true, complete and correct list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees). With respect to each insurance policy required to be listed on Schedule 4.18 (a) such policy is valid and binding and in full force and effect, (b) all premiums due under such policy have been paid and (c) there is no breach or default by the Company, and no event has occurred that, with notice of the lapse of time, would constitute a material breach or default or permit termination, modification or acceleration under any insurance policy and the execution of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such breach or default or permit any such termination, modification or acceleration. The Company believes such insurance policies, in light of the nature of the Company and its business, assets and properties, are in amounts and have coverage that are reasonable. The Company has not received notice that any insurer under any policy referred to in this Section 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 4.18, within the last two (2) years the Company has not filed for any claims exceeding $50,000 against any of its insurance policies, exclusive of automobile and health insurance policies.

4.19         Licenses and Permits. Schedule 4.19 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business.

4.20         Compliance with Laws. The Company is not in violation of, has not violated, and is neither under investigation with respect to nor, to its knowledge, has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any Authority, and the Company has not received any subpoenas by any Authority.

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4.21         Intellectual Property.

(a)          Schedule 4.21(a) sets forth a true, correct and complete list of all items comprising Intellectual Property owned or licensed by or to the Company, including each registered copyright and registered and unregistered fictitious business name, trademark, service mark, trade name, domain name, URL, web site and slogan, and each registration and application for any of the foregoing, constituting a part of the Intellectual Property of the Company, specifying as to each, as applicable: (i) the nature of such Intellectual Property right; (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; (iv) each registration and application of any copyright, constituting a part of such Intellectual Property; (v) each patent and associated invention, industrial model, process and design, technical information, know-how and operating maintenance or other manual and each registration and application for any of the foregoing, constituting a part of such Intellectual Property; (vi) all Contracts and other licenses, sublicenses or agreements pursuant to which any Person (including the Company) is authorized to use such Intellectual Property; and (vii) each item of the Open Source Software and other Software and associated documentation used in the business and operations of the Company other than “shrink wrap” or “click wrap” software.

(b)          Except as set forth in Schedule 4.21(b), and subject to any Contracts and other licenses, sublicenses or other agreements containing any non-exclusive licenses of any Intellectual Property of the Company, the Company is the owner of all right, title and interest in and to each item of its owned Intellectual Property, free and clear of all Liens, except for Permitted Liens;

(c)          All trademarks, service marks and other Marks, patents, copyrights and other state, federal and foreign registrations and all applications therefor listed Schedule 4.21(a) are valid and in full force and effect and, except as set forth on Schedule 4.21(a), are not subject to any Taxes, maintenance fees or actions falling due within ninety (90) days after the Effective Date

(d)          To the Company’s knowledge, all the Open Source Software, Third Party Software and Software used in the operation of the Business performs in reasonable compliance with the specifications therefor (including functional specifications) set forth in user manuals, promotional materials or license agreements;

(e)          To its knowledge, the Company has sufficiently documented its trade secret information so that a reasonably skilled Person in the relevant industry could understand, modify, compile and otherwise utilize all material aspects of such trade secrets;

(f)          Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property, and the Company has no knowledge of any other claim of infringement by Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property of Company.

(g)          Neither the current or contemplated use by the Company or any of its Affiliates or Subsidiaries of the Company’s Intellectual Property infringes, nor, to the Company’s knowledge, the use by the Merger Sub or any of its Affiliates of such Intellectual Property after the Closing will infringe, the rights of any other Person. No client, customer or other third party has made any claim that the Company’s use of any Intellectual Property, including such use in the performance of any services under any Contract violates or will violate the rights in Intellectual Property of such client, customer or other third party.

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(h)          Except as set forth on Schedule 4.21(h), (i) all agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Company or any predecessor in interest thereto either: (A) is a party to a “work-for-hire” agreement under which Company is deemed to be the original owner/author of all property rights therein; or (B) has executed an assignment or an agreement to assign in favor of Company (or such predecessor in interest, as applicable) all right, title and interest in such material, and (ii) no employee owns or is entitled to exercise rights with respect to Intellectual Property rights created by such employee in the performance of his or her duties for Company.

(i)          To the Company’s knowledge, no contractor or consultant of the Company is in violation of any term of any Contract with the Company relating to the right of such Person to be employed or engaged by the Company or to use the Intellectual Property of Company or any third party.

(j)          The Company has materially complied with all Contracts and licenses pursuant to which the Company is a licensee or distributor of Intellectual Property.

(k)          The Company has not modified or altered any of the content provided to the Company pursuant to any Contract or license related to Intellectual Property unless it was permitted to do so thereunder.

(l)          The Company has materially complied with all attribution and formatting requirements with respect to the content provided to the Company pursuant to any Contract or license related to Intellectual Property.

(m)          The Company owns all right, title and interest in and to, or has valid licenses or permissions pursuant to which the Company has the rights to display and disseminate, the content disseminated on the Company’s website.

4.22         Customers; Revenues. The list of the Company’s thirty (30) largest customers based on revenues derived by the Company’s customers, which together with related revenue information for the Company’s 2010, 2011 and 2012 fiscal years, is attached hereto as Schedule 4.22 and is true and complete. Except as indicated on Schedule 4.22, the Company has not been notified, on a formal or informal basis, that any of the customers required to be listed on Schedule 4.22 intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the fees and commissions it pays to the Company. Except as set forth on Schedule 4.22, the Company is not involved in any claim, dispute or controversy with any customer required to be listed on Schedule 4.22.

4.23         Suppliers. Attached hereto as Schedule 4.23 is a true, correct and complete list of the Company’s five (5) largest suppliers (by dollar amount of purchases) and the dollar amount of such purchases from each such supplier for each of 2010, 2011, 2012. Except as indicated on Schedule 4.23, the Company has not been notified, on a formal or informal basis that any of the suppliers required to be listed on Schedule 4.23 intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the supplies it provides to the Company. Except as set forth on Schedule 4.23, the Company is not involved in any claim, dispute or controversy with any supplier required to be listed on Schedule 4.23.

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4.24         Accounts Receivable; Loans. All accounts receivable and notes of the Company, whether reflected on Schedule 4.24 or otherwise, represent valid obligations arising from services actually performed or goods actually sold by the Company. There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such accounts receivable or note. Except as set forth on Schedule 4.24, all accounts receivable or notes are good and collectible in the ordinary course of business.

4.25         Pre-payments. Except as set forth on Schedule 4.25, the Company has not received any payments with respect to any services to be rendered or goods to be provided after the date of this Agreement.

4.26         Employees.

(a)          Schedule 4.26(a) sets forth a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, resident alien status (if applicable) and office location of all full-time employees of the Company and indicating part-time and full-time employment. Except as set forth on Schedule 4.26(a) the Company has not promised any employee, consultant or agent of the Company that he or she will continue to be employed by or render services to the Company or receive any particular benefits from the Company or the Merger Sub any of its Affiliates on or after the Closing.

(b)          Except as set forth on Schedule 4.26(b), the Company is not a party to or subject to any employment contract, consulting agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement. The Company has previously delivered to the Virtual Data Room true and complete copies of each such agreement referenced in this Section 4.26(b).

4.27         Employment Matters.

(a)          Schedule 4.27(a) sets forth a true and complete list of every written employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan to which the Company is a party now in effect or under which the Company has any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to the Virtual Data Room true and complete copies of each such Labor Agreement and any employee handbook or policy statement of the Company.

(b)          Except as disclosed on Schedule 4.27(b):

(i)          all employees of the Company are employees at will, and the employment of each employee by the Company may be terminated immediately by the Company, without any cost or liability except severance in accordance with the Company’s standard severance practice as disclosed on Schedule 4.27(b);

(ii)         to the knowledge of the Company, no employee of the Company has any plan to terminate his or her employment, whether as a result of the transactions contemplated hereby or otherwise; and

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(iii)        The Company is not a party to any collective bargaining agreement and there are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) grievances or other labor disputes pending or, to the Company’s knowledge, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s knowledge, threatened by or on behalf of any employee or group of employees of the Company.

(c)          The Company has complied with all collective bargaining agreements and Labor Agreements and all applicable laws relating to employment or labor. Except as disclosed on Schedule 4.27(c), no employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any collective bargaining agreement or Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.28         Withholding. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, for payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been withheld, and to the extent due and payable, have been timely paid or, if not due and payable, adequate accruals therefor have been made on the Financial Statements and for periods after December 31, 2012 are reflected in the Books and Records.

4.29         Employee Benefits and Compensation.

(a)          Schedule 4.29(a) sets forth a true and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (other than any Plan which is a Multiemployer Plan) and (ii) all other bonus, deferred compensation, equity-based award, incentive, severance, welfare, salary continuation, retirement pension or profit sharing or other plans, fund, arrangement or written agreement, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any member of the Controlled Group that are sponsored or maintained or contributed to by the Company or any member of the Controlled Group at any time during the 7-calendar-year period immediately preceding the date hereof and/or with respect to which the Company or any member of the Controlled Group could reasonably be expected to incur or to have incurred any direct or indirect, fixed or contingent liability (all of the above being hereinafter individually or collectively referred to as a “Plan” or “Plans”, respectively). The Company has no material liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Plans. Schedule 4.29(a) sets forth each Multiemployer Plan. Each Plan is and has been maintained in material compliance with all applicable laws, including ERISA, and has been administered and operated in all material respects in accordance with its terms.

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(b)          Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No Plan is or has within the past seven (7) calendar years been subject to Title IV of ERISA

(c)          There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. Except as described on Schedule 4.29(c), the Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(d)          Except as described on Schedule 4.29(d), no individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transaction contemplated by this Agreement or as a result of the transaction contemplated by this Agreement in combination with any other event. Except as described on Schedule 4.29(d), no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA.

(e)          Except as described on Schedule 4.29(e), no Plan is and in the past seven (7) years no Plan has been a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of the Controlled Group has been obligated to contribute to any multiemployer plan. Neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) by the Company or any member of the Controlled Group with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)          Except as described on Schedule 4.29(f), there is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)          The Company has not made any commitment to create or cause to exist any employee benefit plan for employees or former employees which is not listed on Schedule 4.29, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

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(h)          Each Plan and any other payment or arrangement for which the Company has liability that is subject to Section 409A of the Code is in documentary compliance with and has been operated in compliance with Section 409A of the Code and, except as described on Schedule 4.29(h), no Person has a right to any gross up or indemnification from the Company with respect to any such Plan, payment or arrangement subject to Section 409A of the Code.

(i)          With respect to each Plan, the Company has delivered or caused to be delivered to the Virtual Data Room true and complete copies of the following documents, as applicable, for each respective Plan: (i) all material Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(j)          All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Plan have been paid.

(k)          No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan currently in effect, except as provided on Schedule 4.29(k), would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.30         Real Property.

(a)          The Company has good, valid and marketable title to the real property described on Schedule 4.30(a), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air and water rights) (the “Owned Real Property”) free and clear of all Liens other than Permitted Liens. The Company has not received notice from any Person claiming any violation of any local zoning ordinance.

(b)          Schedule 4.30(b) sets forth a list of all leases, subleases, licenses, franchises, occupancy agreements of real property (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) to which the Company is a party or by which it is bound (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (each a “Lease”). Each Lease is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Lease. The Company has made available to the Parent a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of each such Lease. Except as set forth on Schedule 4.30(b), the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property, or any portion or portions thereof.

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(c)          The Real Property is (i) in good condition and repair and (ii) sufficient for the operation of the business of the Company as it is currently conducted.

(d)          To the knowledge of the Company, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Company has not received any notice of any such proceeding, and to the knowledge of the Company, no such proceeding is threatened or contemplated.

(e)          In the past three (3) years, (i) there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Real Property and (ii) the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Real Property, in each case other than such interruptions or disruptions which did not have a Material Adverse Effect.

4.31         Accounts. Schedule 4.31 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

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4.32         Tax Matters. Except as set forth on Schedule 4.32:

(a)          (i) The Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it in accordance with all applicable Laws; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) the Company has paid all Taxes owed by it (whether or not shown as due and payable on any Tax Return) and has taken an adequate reserve in accordance with GAAP for any Taxes not currently due and payable; (iv) the Company is not currently a beneficiary of any extension of time within which to file any Tax Return, (v) there is no Action pending or, to the knowledge of the Company, threatened, with respect to Taxes of the Company; (vi) the Company is not the beneficiary of any waiver or extension of any statute of limitations in respect of the assessment or collection of any Taxes of the Company, which waiver or extension is in effect; (vii) the Company has correctly withheld and timely remitted and reported to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person; (viii)  there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any corresponding or similar provision of applicable Law), with respect to the Company; (ix) to the knowledge of the Company, no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (x) the Company has provided to the Virtual Data Room true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to, each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the Company Formation Date; (xi) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xii) the Company is not and has never been a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract; (xiii) the Company is not, and has not been, a member of or included in any affiliated, consolidated, combined or unitary group or similar group under any provision of state, local or foreign Law; (xiv) the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable Law), as a transferee or successor, by Contract, or otherwise; (xv) the Company has not received any written notice of any ongoing escheatment or abandoned or unclaimed property-related Action by any Authority against the Company, and to the knowledge of the Company, there is no escheatment or abandoned or unclaimed property Action threatened by any Authority; (xvi) there are no Liens for Taxes upon any of the assets of the Company, except for Permitted Liens; (xvii) Schedule 4.32(a) contains a list of all jurisdictions (federal, state, local or foreign) to which any Tax is properly payable by the Company; (xviii) for the prior two year period, the Company has not distributed the stock of another Person, and has not had its Shares or other equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; (xix) the Company is not and has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no withholding is required under Section 1445 of the Code with respect to any of the transactions contemplated by this Agreement; (xx) the Company has adequately (within the meaning of Section 6662(d) of the Code or any corresponding or similar provision of applicable Law) disclosed on its Tax Returns (to the extent applicable) all positions taken in such Tax Returns that could give rise to a “substantial understatement of income tax” (within the meaning of Section 6662(d) of the Code or any corresponding or similar provision of applicable Law); (xxi) the Company was not required to make and has not made any disclosure under Financial Accounting Standards Board Interpretation 48 (FIN 48 codified by ASC 740-10) relating to Accounting for Uncertainty in Income Taxes or Internal Revenue Service Form 1120 Schedule UTP (Uncertain Tax Positions) (or any corresponding or similar state, local or foreign form); (xxii) the Company does not have, and has never had, a fixed place of business or permanent establishment in a foreign country; (xxiii) the Company is not required to include any adjustment under Section 481 or 482 of the Code (or any corresponding or similar provision of applicable Law) in income for any period ending after the Closing Date; (xxiv) the Company does not have and has never had, any plan, arrangement or agreement providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan, arrangement or agreement that is subject to Section 409A(b) of the Code; (xxv) during the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxvi) the Company is not, and has never been, a “personal holding company” (within the meaning of Section 542 of the Code), a shareholder in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), a shareholder in a “foreign personal holding company” (within the meaning of Section 552 of the Code as in effect prior to its repeal), a shareholder in a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or an owner in an entity treated as a partnership or disregarded entity for federal income tax purposes; (xxvii) the Company has not participated in any “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof) or “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code or any corresponding or similar provision of applicable Law; (xxviii) the Company is and always has been treated as a domestic partnership and not a corporation, foreign partnership, trust, estate or disregarded entity (as those terms are defined in the Code and Treasury Regulations); and (xxix) none of the assets of the Company is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

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(b)          The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Period, (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Law), (iv) the use of the installment method of accounting, the income forecast method of accounting, the open transaction method of accounting, a completed contract method of accounting or the cash receipts and disbursements method of accounting with respect to a transaction that occurred on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date or (vi) the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

4.33         Environmental Laws.

(a)          The Company has complied with all Laws relating to pollution or the protection of the environment or human health or Hazardous Materials (“Environmental Laws”), and the Company has not received any notice, demand, request for information, complaint, order, investigation, or review pending or, to the knowledge of the Company, threatened by any Authority or other third party with respect to any alleged violation by the Company of or liability under any Environmental Law.

(b)          The Company has not been requested by any Authority or other third party to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance).

(c)          The Company has not caused or permitted a Release of any Hazardous Materials at or in the vicinity of the Real Property or any property formerly owned, leased or operated by the Company that requires or may reasonably require reporting, assessment, investigation, cleanup, removal, remediation or any other type of response action by the Company pursuant to any Environmental Law.

(d)          The Company has not assumed, undertaken, agreed to indemnify or otherwise agreed to become subject to any liability of any other Person relating to or arising from any Environmental Law.

(e)          Since January 1, 1980, the Company has neither caused nor knowingly permitted any asbestos or any asbestos-containing materials to be used in or applied to or incorporated in any building, structure or other form of improvement on the Real Property. Since January 1, 1980, the Company has not sold or manufactured any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

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(f)          The Company has delivered, or caused to be delivered, to the Parent copies of all documents in its possession or control concerning or relating to Environmental Laws, including, without limitation, previously conducted environmental site assessments, compliance audits, asbestos surveys and documents concerning any Release of Hazardous Materials at the Real Property or any property formerly owned, leased or operated by the Company or any of its predecessors.

4.34         Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or, to the Company’s knowledge, any Stockholder or any of their respective Affiliates who might be entitled to any fee or commission from the Parent, the Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.35         Directors, Managers and Officers. Schedule 4.35 sets forth a true, correct and complete list of all directors, managers and officers of the Company immediately prior to the Effective Time.

4.36         Inventory. The Inventory is of a quality and quantity useable and saleable in the ordinary course of business and fit for the purpose for which it was procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. Except as set forth on Schedule 4.36, none of the Company’s inventory is held on consignment, or otherwise, by third parties.

4.37         Product Liability and Warranty.

(a)          Since the Company Formation Date, each product manufactured, sold or otherwise delivered by the Company has been in conformity with all material applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no reasonable basis for any present or future Action against the Company) for replacement or repair of any such products or other damages or other costs in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements. Since the Company Formation Date, there have been no product recalls by the Company. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Schedule 4.37 or beyond that implied or imposed by applicable Law.

(b)          Except as set forth on Schedule 4.37(b), the Company has no liability and there is no reasonable basis for any present or future Action against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Company.

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4.38         Other Information. To the knowledge of the Company, neither this Agreement nor any of the documents or other information made available to the Parent, the Merger Sub or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Parent’s due diligence review of the Business or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.39         Certain Business Practices. Neither Company, nor any director, officer, agent or employee of Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither Company, nor any of its subsidiaries, nor any director, officer, agent or employee of Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Company or assist Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of Company that could reasonably be expected to subject the Stockholders to suit or penalty in any private or governmental litigation or proceeding.

4.40         Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company and the Business with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

4.41         OFAC. The Company is not, or any of its directors or officers, agent, employee, affiliate or Person acting on behalf of the Company is, currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT

The Merger Sub and the Parent hereby jointly and severally represent and warrant to the Company that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Effective Time:

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5.1           Corporate Existence and Power.

(a)          The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Merger Sub is wholly-owned by the Parent.

(b)          The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Parent owns, and has good, valid and marketable title to, all of the issued and outstanding shares of the Merger Sub.

5.2           Corporate Authorization. The execution, delivery and performance by the Merger Sub and the Parent of this Agreement and the Additional Agreements, as applicable, and the consummation by the Merger Sub and the Parent of the transactions contemplated hereby and thereby are within the corporate powers of the Merger Sub and the Parent, as the case may be, and have been duly authorized by all necessary corporate action on the part of the Merger Sub and the Parent. This Agreement has been duly executed and delivered by the Merger Sub and the Parent and it constitutes, and upon their execution and delivery, the Additional Agreements, as applicable, will constitute, a valid and legally binding agreement of the Merger Sub and the Parent, as the case may be, enforceable against them in accordance with their respective terms.

5.3           Capitalization. The capitalization of the Parent consists, or will consist immediately prior to the Closing, of the following:

(a)          Parent Ordinary Shares. A total of 50,000,000 Parent Ordinary Shares are authorized, of which 2,144,226 Parent Ordinary Shares are issued and outstanding.

(b)          Options, Warrants, Reserved Shares. Except for 11,506,500 shares of Parent Ordinary Shares reserved for issuance upon exercise of outstanding warrants to purchase Parent Ordinary Shares, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Parent of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Parent’s capital stock. No securities convertible into or exercisable for Parent Ordinary Shares (other than the units issued in connection with the Parent’s initial public offering) will be convertible into or exercisable for Parent Ordinary Shares until the Closing.

5.4           Valid Issuance. The Closing Payment Shares and the Earnout Payment Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than the Voting Agreement, the Registration Rights Agreement and under applicable state and federal securities Laws.

5.5           Governmental Authorization. Neither the execution, delivery nor performance by the Merger Sub or the Parent of this Agreement or any Additional Agreement to which either of them is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for filing of the Certificate of Merger.

5.6           Non-Contravention. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement and the Additional Agreements to which either of them is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the Merger Sub or the Parent, or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Merger Sub or the Parent.

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5.7           Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Merger Sub or the Parent or any of their respective Affiliates who might be entitled to any fee or commission from the Company, the Stockholders or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.8           Parent SEC Documents and Parent Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since March 16, 2011 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 20-F for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Reports of Foreign Private Issuer on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. From the date of the most recent Parent SEC Document there has been no Parent Material Adverse Effect. As used in this Section 5.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.9           Trust Fund. As of the date of this Agreement (and immediately prior to the Closing Date), Parent has (and will have immediately prior to the Closing Date) at least $5,000,000 in the trust fund established by Parent for the benefit of its public stockholders in the Trust Account, such monies invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended), and held in trust pursuant to the Investment Management Trust Agreement between Parent and Continental Stock Transfer & Trust Company as trustee.

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ARTICLE VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1           Conduct of the Business.

(a)          The Company covenants and agrees that, from the date hereof through the Effective Time, the Company shall conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and shall use commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Except as contemplated by this Agreement or as provided on Schedule 6.1, without limiting the generality of the foregoing, from the date hereof until and including the Effective Time, without the Parent’s prior written consent, the Company shall not:

(i)          amend, modify or supplement the Company Organizational Documents;

(ii)         amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract, or any other right or asset of the Company;

(iii)        modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $50,000 (individually or in the aggregate);

(iv)         make any capital expenditures in excess of $50,000 (individually or in the aggregate);

(v)          sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course;

(vi)         accept returns of products sold except in the ordinary course;

(vii)        pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Stockholder (other than, in the case of any Stockholder as an employee of the Company, payments of salary accrued in said period at the current salary rate set forth on Schedule 4.26(a)) or any Affiliate of the Company;

(viii)      grant, pay, increase or accelerate the vesting or payment of, or announce or promise to grant, pay, increase or accelerate the vesting or payment of, any base wages or salaries, any bonuses, incentives, severance pay, or other compensation, pension or other benefits payable or potentially available to any employee of the Company, other than (A) payment of base salary or wages or other compensation required to be paid pursuant to a Plan or Contract in effect as of the date hereof or (B) as set forth on Schedule 6.1(viii)

(ix)         obtain or incur any loan or other Indebtedness;

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(x)          suffer or incur any Lien on any of the Company’s assets other than Permitted Liens;

(xi)         suffer any material damage, destruction or loss of property related to any of the Company’s assets, whether or not covered by insurance;

(xii)        except in the ordinary course of business consistent with past practice, delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write-off or make further reserves against the same;

(xiii)      merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv)        fail to timely pay any premiums on any insurance policy protecting any of the Company’s assets;

(xv)         except to the extent required by Law, establish, adopt, increase or amend (or promise to take any such action(s)) any Plan or any benefits potentially available thereunder or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi)        make any change in its accounting principles or methods;

(xvii)      change the place of business or jurisdiction of organization of the Company;

(xviii)     extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $5,000 individually;

(xix)        issue, redeem or repurchase any shares of its capital stock, or issue any securities exchangeable for or convertible into any shares of its capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of Company Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(xx)         reduce the prices of products sold for customers except in the ordinary course;

(xxi)        effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxii)      hire any employees, consultants or advisors, with annual compensation in excess of $50,000;

(xxiii)     make, change or rescind any Tax election, surrender any right in respect of a Tax, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or settle or compromise any Tax liability, in each case, if such surrender, consent, settlement or compromise could reasonably be expected to affect the Parent, the Company or the Merger Sub in any taxable period ending after the Closing Date, provided, however, that the Company shall notify and keep the Parent informed as to any surrender, consent, settlement or compromise of any Tax liability;

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(xxiv)      abandon or allow premature expiration of any registered Company Intellectual Property used in or necessary for the Business;

(xxv)        enter into any other transaction with any Affiliate, other than on an arms’ length basis; or

(xxvi)      agree to do any of the foregoing.

(b)          The Merger Sub and the Company covenant and agree that, on the Closing Date, other than consummating the Merger, neither the Merger Sub nor the Company shall undertake any action for, on behalf of or with respect to the Company which is not in the ordinary course of business, consistent with the Company’s past practice.

6.2           Access to Information. The Company covenants and agrees that, from the date hereof until and including the Closing Date, the Company shall (a) continue to give the Parent, the Merger Sub, their legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the Merger Sub, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees (so long as such access does not unreasonably disrupt the business of the Company), legal counsel, accountants and representatives of the Company to cooperate with the Merger Sub in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company; and, provided further, that any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

6.3           Notices of Certain Events. The Company covenants and agrees that the Company shall promptly notify the Parent of:

(a)          any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Merger Sub, Post-Closing) to any such Person or create any Lien on any Shares or any of the Company’s assets;

(b)          any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)          any Actions commenced or to the knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company, the Shares, any of the Company’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

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(d)          the occurrence of any fact or circumstance which constitutes or could reasonably be expected to result in a Material Adverse Effect;

(e)          any failure on its part to comply with or satisfy any covenant or agreement to be satisfied by it hereunder or the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely; and

(f)          the occurrence, or failure to occur, of any fact or circumstance which results in or will be likely to result in any representation made hereunder by the Company to be false or misleading in any material respect or to omit or fail to state a material fact; provided that the delivery of any notice pursuant to this Section 6.3 does not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of the parties hereto.

6.4           Exclusivity. The Company covenants and agrees that neither the Company nor anyone acting on its behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall the Company or anyone acting on its behalf, directly or indirectly, (a) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than the Merger Sub or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business, any of the Company’s assets (other than Inventory in the ordinary course of business), the Shares or any capital stock or other securities of the Company, whether such transaction takes the form of a sale of stock, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership or (b) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale of all or any part of the Business, the sale of the Company’s assets (other than Inventory in the ordinary course of business), the Shares or any capital stock, membership interests or other securities of the Company, whether such transaction takes the form of a sale of equity, assets, merger, consolidation or otherwise, or issuance of debt securities or making of a loan or any joint venture or partnership or (c) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Company shall promptly (within 24 hours) communicate to the Merger Sub the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to the Merger Sub. The notice of the Company under this Section 6.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as the Merger Sub may reasonably request.

6.5           Financial Reporting. As soon as available, but in any event no later than October 16, 2013, the Stockholders and the Company shall deliver to Parent a copy of the annual audit report for the Financial Statements for the three years ended December 31, 2012, including a copy of the audited consolidated balance sheet of Company as at the end of each such year, and the related audited consolidated statements of income and of cash flows for each such year, setting forth in each case in comparative form the figures for the previous years. The opinion as to such audit report of Ham, Langston & Brezina, LLP, or other independent certified public accountants registered with the Public Company Accounting Oversight Board, shall not contain a “going concern” or similar qualification or exception, or qualification arising out of the scope of the audit.

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6.6           Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each calendar month, the Company shall deliver to Parent an unaudited summary of its earnings and an unaudited balance sheet for the period from December 31, 2012 through the end of such calendar month and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer, or comparable authorized officer of the Company, to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the December 31, 2012 through the end of the previous month there has been no Material Adverse Effect. The Company shall also promptly deliver to Parent copies of any audited financial statements of the Company that the Company’s certified public accountants may issue.

6.7           SEC Filings.

(a)          The Company acknowledges that:

(i)          Parent will be required to file Annual Reports on Form 20-F that may be required to contain information about the transactions contemplated by this Agreement; and

(ii)         Parent will be required to file Reports of Foreign Private Issuer on Form 6-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)          In connection with any filing Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company and the Stockholders shall, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing (i) cooperate with the Parent, (ii) respond to questions about the Company or the Stockholders required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent or the Parent’s representatives in connection with any filing with the SEC.

6.8           Financial Information. The Company shall provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent, such information must be reviewed or audited by the auditors of Company.

6.9           Additional Agreements. The parties shall use their best efforts to negotiate and enter into each of the Additional Agreements.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE PARENT

The parties covenant and agree that:

7.1           Confidentiality. The parties acknowledge that the Company and Parent have previously executed that certain Mutual Nondisclosure and Confidentiality Agreement, dated August 8, 2013 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. The Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Representative were a party thereto. With respect to the Representative, as used in the Confidentiality Agreement the term "Information" shall include information relating to the Merger or this Agreement received by the Representative after the Closing or relating to the period after the Closing.

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7.2           Listing on National Exchange. The Parent shall use its commercially reasonable efforts to list the Parent Ordinary Shares on a national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market) within 12 to 18 months following the Closing.

7.3           Company Loans; Employee Stock Incentive Plan. As soon as reasonably practicable following the Closing, the Parent’s board of directors shall establish (i) a company policy that prohibits company loans to employees, except for advances in connection with pre-approved company expenses, such as travel expenses, and (ii) an employee stock incentive plan.

7.4           Restriction on Subsequent Issuances by the Parent. For a period of four years following the Closing and as more fully set forth in the Voting Agreement, the Parent shall not, without a super-majority approval of the Parent’s board of directors (such super-majority to include at least one director appointed by the Parent), issue any Parent Ordinary Shares, or rights or instruments exercisable for or convertible into any Parent Ordinary Shares, in excess of the securities disclosed herein.

ARTICLE VIII

OTHER COVENANTS

The parties hereto covenant and agree that:

8.1           Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer the Shares to the Merger Sub and to vest in the Merger Sub good, valid and marketable title to the Shares, free and clear of all Liens. Notwithstanding anything to the contrary in this Agreement, neither the Merger Sub nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any Company Consent, waiver or approval.

8.2           Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party to this Agreement or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company nor any Stockholder nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time prior to the Closing, regardless of whether the Closing takes place, except as required by Law or under the advice of their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other party and their respective legal counsel on a confidential basis except as required by Law or under the advice of their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

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8.3           Tax Matters.

(a)          The Company shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company on or before the Closing Date, and the Company shall timely pay the Tax shown to be due thereon. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the preceding taxable periods, unless otherwise required by Law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Parent, which consent shall not unreasonably be withheld, delayed or conditioned. The Company shall give a copy of each such Tax Return to the Parent with sufficient time for its review and comment prior to filing (taking into account the due date of the Tax Return, including valid extensions of time to file). The Company shall consider in good faith any reasonable comments by the Parent prior to the timely filing of such Tax Returns.

(b)          The Parent shall prepare (or cause to be prepared) at the Parent’s expense all Tax Returns of the Company (including Tax Returns for Straddle Periods) required to be filed by the Company after the Closing Date with respect to any taxable period of the Company that ended on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the preceding taxable periods, unless otherwise required by Law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned. The Parent shall give a copy of each such Tax Return to the Representative with sufficient time for its review and comment prior to filing (taking into account the due date of the Tax Return, including valid extensions of time to file). The Parent shall consider in good faith any reasonable comments by the Representative prior to the due date of such Tax Returns, including valid extensions of time to file. The Company shall timely file such Tax Returns and pay any Tax shown thereon to be due.

(c)          The Company shall retain all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least five (5) years following the Closing Date and shall abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

(d)          After the Closing, in connection with the preparation of Tax Returns or any Action relating to the Tax liabilities imposed on the Company, the Parent and the Merger Sub, on the one hand, and the Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

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(e)          For purposes of this Agreement, the portion of Tax of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be allocated between the period of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date through and including the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.3(e). To the extent permitted by applicable Law, the parties shall elect to treat the period that includes the Closing Date with respect to any Tax as ending on such date and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Taxes for a Straddle Period shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period based on an interim closing of the books as of the close of the Closing Date; provided, however, that any real property or personal property Taxes, fixed dollar Tax and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Straddle Period and the Post-Closing Straddle Period.

(f)          After the Closing, unless otherwise required by Law or unless carrying back any tax attribute or credit generated after the Closing Date, the Company may not (and the Parent shall not cause or permit the Company to) amend any Tax Return of the Company for any taxable period ending on or before the Closing Date, without the prior written consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned.

(g)          Except with respect to any refund of Taxes or Tax credit arising from, or attributable to, losses, deductions, credits, expenses or other Tax items or attributes arising from, or attributable to, the operations of the Company after the Closing or with respect to amounts for which the Stockholders are not liable to indemnify the Parent Indemnified Parties under the covenant in Section 10.1(a)(iii), the Company shall pay to the Representative on behalf of the Stockholders, within thirty (30) days after such receipt or realization, an amount equal to any Tax refund received or Tax credit realized by the Company with respect to a Pre-Closing Period, net of any reasonable out-of-pocket expense incurred by the Parent or any of its Affiliates in obtaining such Tax refund or Tax credit and net of any Tax incurred by the Parent or any of its Affiliates as a result of such Tax refund or Tax credit. With such payment, the Parent shall provide the Representative with a statement showing the computation of such amount in reasonable detail but in no event shall the Parent be required to provide any confidential information with respect to such statement. The Representative shall pay such amount to the Stockholders in accordance with their respective Pro Rata Shares as set forth on Schedule I. In the event that any portion of any amount paid pursuant to this Section 8.3(g) to the Representative shall subsequently be challenged successfully by any Taxing Authority, the Stockholders severally and jointly shall be obligated to repay to the Parent the portion of such amount successfully challenged, together with any interest and penalty imposed thereon, net of any reasonable out-of-pocket expense incurred by the Stockholders or the Representative in connection with such challenge. For this purpose, a Tax credit shall be treated as realized by a Person only to the extent it actually reduces such Person’s current tax liability, and a Tax refund or credit shall be treated as arising from or attributable to an item only to the extent the inclusion of such item actually results in such refund or credit.

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(h)          To the extent the provisions of this Section 8.3(h) are inconsistent with the provisions of Section 10.3, the provisions of Section 8.3(h) shall control.

(i)          The Representative shall have the right (but not the duty), at the Stockholders’ expense, to represent the interests of the Company before the relevant Authority in connection with any Action that relates solely to Taxes of the Company in one or more Pre-Closing Periods, including responding to inquiries, preparing Tax Returns, handling audits, defending Tax positions, contesting proposed assessments and resolving any Tax liability or adjustment in Taxes with respect thereto, and to control such Action on behalf of the Company with such counsel as may be selected by the Representative; provided, however, that the Representative may not settle or compromise any item with respect to such Action, which settlement or compromise could reasonably be expected to affect the Tax liability of the Company in a period ending after the Closing Date without the prior written consent of the Company, which consent shall not unreasonably be withheld, delayed or conditioned. The Parent shall have the right (but not the duty) to participate in (but not control) such Action and employ counsel separate from the Representative, at the Parent’s own expense. The Representative shall keep the Parent informed with respect to the commencement, status and nature of any such Action, and will, in good faith, allow the Parent to consult with it regarding the conduct of or positions taken in any such Action.

(ii)         Except as provided in Section 8.3(h)(i) above, the Parent shall have the right to represent the interests of the Company before the relevant Authority in connection with any Action that relates to Taxes of the Company, and to control such Action on behalf of the Company with such counsel as may be selected by the Parent. If the Stockholders may be required to indemnify the Parent Indemnitee pursuant to Section 10.1 with respect to any item with respect to such Action, then (A) the Representative shall have the right (but not the duty) to participate in (but not control) such Action and employ counsel separate from the Parent, at the expense of the Stockholders, (B) the Parent may not settle or compromise any item for which the Stockholders may be required to indemnify without the prior written consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned, and (C) the Parent shall keep the Representative informed with respect to the commencement, status and nature of any such Action, and will, in good faith, allow the Representative to consult with it regarding the conduct of or positions taken in any such Action.

(i)          The Stockholders shall be liable for all sales, use, value added and other Taxes imposed by any Taxing Authority with respect to any transaction contemplated by this Agreement. The Representative shall duly and timely file all Tax Returns in connection with such Taxes. The Representative shall give a copy of each such Tax Return relating to any such Tax to the Parent for its review with sufficient time for comments prior to filing, and shall give the Parent a copy of such Tax Return as filed, together with proof of payment of the Tax shown thereon, promptly after filing.

8.4           Employment Matters.

(a)          The Parent will provide each of the employees of the Company other than (i) the Key Employees and (ii) the employees set forth on Schedule 8.4 hereto with an offer letter for continued employment with the Merger Sub or the Parent, which offer letter will be provided by the Parent as soon as reasonably practicable after the date hereof. The Company will assist the Parent with its efforts to enter into an offer letter with each such employee as soon as practicable thereafter.

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(b)          Immediately following the Closing, the Parent shall provide each employee of the Company as of the Closing Date who continues as an employee of the Merger Sub or Parent (each a “Continuing Employee”) with benefits, perquisites and other terms and conditions of employment substantially similar to the benefits, perquisites and other terms and conditions of employment to which similarly situated employees of Parent are entitled at such time. Notwithstanding the foregoing, nothing in this Agreement shall (i) prevent the amendment or termination of any Plan in accordance with its terms, or interfere with the right or obligation of Parent or the Merger Sub to make such changes as are necessary to conform to applicable Law or (ii) limit the right of Parent to terminate the employment of any employee at any time.

(c)          For purposes of determining eligibility to participate, and to the extent that a Continuing Employee becomes eligible to participate or commences to participate in an employee benefit plan maintained by Parent or the Merger Sub, the Parent shall use its commercially reasonable efforts to cause such employee benefit plan to: (i) recognize the service of such Continuing Employee with the Company for purposes of eligibility, vesting, level of benefits and benefit accrual under such employee benefit plan to the same extent such service was recognized immediately prior to the Closing Date under a comparable Plan in which such Continuing Employee was a participant immediately prior to the Closing, provided that (A) recognition of such service shall not be required to the extent that the service of employees other than Continuing Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Continuing Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent in which any Continuing Employee commences to participate, in the plan year that includes the year in which such Continuing Employee commences to participate, (x) cause any pre-existing condition limitations under such Parent plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company’s Plan in which such Continuing Employee participated immediately prior to such commencement of participation, and (y) recognize any medical or other health expenses incurred by such Continuing Employee in the year that includes the year in which such Continuing Employee commences to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its subsidiaries (including the Merger Sub).

8.5           Business Combination Tender Offer. The parties hereto covenant and agree to comply with the business combination tender offer covenants set forth in Exhibit 8.5.

8.6           Certain Other Matters. As soon as practicable after the Closing, the Company shall:

(a)          Retain an experienced investor relations firm;

(b)          Appoint or hire an employee to provide internal investment relations management; and

(c)          Adopt an equity incentive plan for officers, directors or employees.

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ARTICLE IX

CONDITIONS TO CLOSING

9.1           Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)          the Required Stockholder Consent shall have been obtained.

(b)          no provision of any applicable Law, and no Order shall prohibit, delay or impose any condition on the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal and no Action seeking to impose such an Order shall be pending.

(c)          the Certificate of Merger shall have been filed with and accepted by the Delaware Secretary of State.

(d)          there shall not be pending or threatened any Action brought by a third-party to enjoin, delay or otherwise restrict the consummation of the Closing.

(e)          the Business Combination Tender Offer shall have been completed and the Parent shall have accepted the Parent Ordinary Shares validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than 505,636 Parent Ordinary Shares shall have been validly tendered and not validly withdrawn prior to the expiration of the Business Combination Tender Offer.

9.2           Conditions to Obligations of the Merger Sub and the Parent. The obligation of the Merger Sub and the Parent to consummate the Closing is subject to the satisfaction, or the waiver at such parties’ sole and absolute discretion, of all the following further conditions:

(a)          Agreements and Covenants. The Company and the Stockholders shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)          Representations and Warranties. (i) The representations and warranties contained in Section 4.2 (Authorization) and Section 4.34 (Finders’ Fees) shall be true and correct in all respects when made and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 4.5 (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracies therein) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

(c)          No Material Adverse Effect. Since the date of the Agreement, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

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(d)          Closing Certificate. The Merger Sub shall have received a certificate signed by the Chief Executive Officer, in his capacity as such, of the Company, and dated as of the Closing Date, attesting to the matters set forth in clauses (a) through (c) of this Section 9.2.

(e)          Additional Agreements. The Company, the Representative and any applicable third parties (including the Escrow Agent) shall have executed and delivered to the Merger Sub all of the Additional Agreements to which they are a party, and the same shall be in full force and effect.

(f)          No Order; Injunction. No Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by the Merger Sub of any of the Shares or the effective operation of the Business by the Company after the Closing Date.

(g)          Diligence. Parent shall have received audited Financial Statements of the Company set forth in Section 6.4, and such Financial Statements shall not be materially different than the Financial Statements attached hereto as Exhibit 4.12. Parent shall be fully satisfied, in its sole discretion which shall be exercised in good faith, with the results of its and its representatives’ review of the Company, provided that no such review shall affect any representation or warranty of Company given hereunder or in any instrument related to the transactions contemplated hereby.

(h)          Secretary’s Certificate. The Company shall have delivered to the Merger Sub a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Company Organizational Documents; (ii) copies of the Required Stockholder Consent and of resolutions duly adopted by the board of directors or managing members of the Company authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) the name, title, incumbency and signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered by the Company pursuant hereto, and (iv) a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of Texas.

(i)          Payment Spreadsheet. The Parent shall have received the Payment Spreadsheet.

(j)          Governmental Consents. The Parent shall have received copies of all consents required from any Authority with respect to the transactions contemplated by this Agreement.

(k)          Employment Agreements. The Parent shall have received copies of all executed Employment Agreements required to be delivered pursuant to the terms hereto.

(l)          Resignation of Directors. Each director of the Company listed on Schedule 9.2(l) shall have delivered his resignation as such.

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(m)          FIRPTA Certification. The Company and each Stockholder shall deliver to the Parent the forms and certifications described in Section 3.4(c).

(n)          Company Options. All Company Options shall have been cancelled and terminated.

(o)          Company Stockholder Consent. Stockholders holding not less than 100% of the Shares shall have approved and adopted, by vote or written consent, the Merger and this Agreement and the transactions contemplated hereby.

9.3           Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all the following further conditions:

(a)          Representations, Warranties and Covenants. (i) The Parent and the Merger Sub shall each have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) all of the representations and warranties of the Parent and the Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Parent or the Merger Sub.

(b)          Certificate of Parent. The Company shall have received a certificate signed by an authorized officer of the Parent, dated as of the Closing Date, attesting to the matters set forth in Section 9.3(a).

(c)          Additional Agreements. The Parent and the Merger Sub shall have entered into and delivered a counterpart page of each Additional Agreement to which it is a party.

(d)          Cash held by Parent. The Parent shall have at least $5,000,000 in cash at the Closing, net of any expenses of Parent incurred prior to the Closing Date.

ARTICLE X

INDEMNIFICATION

10.1         Indemnification of the Parent and Merger Sub.

(a)          The Company shall, and, from and after the Closing the Stockholders shall, severally and not jointly, indemnify and hold harmless the Merger Sub and the Parent and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents, permitted assignees and Affiliates (the “Parent Indemnitees”), against and in respect of Losses incurred or sustained by any Parent Indemnitee, whether due to a Third-Party Claim or otherwise, as a result of or in connection with the following:

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(i)          any breach or inaccuracy of any of the representations or warranties of the Company contained herein or any certificate or other writing delivered pursuant hereto (determined in each case without regard to any qualification with respect to materiality or Material Adverse Effect);

(ii)         any breach or nonfulfillment of any of the covenants of the Company contained herein or any certificate or other writing delivered pursuant hereto (determined in each case without regard to any qualification with respect to materiality or Material Adverse Effect); and

(iii)        any Taxes of the Company attributable to any Pre-Closing Period and any Taxes imposed as a result of any transaction contemplated by this Agreement.

(b)          Liability Limitations; Basket.

(i)          The maximum aggregate liability for each Stockholder to the Parent Indemnitees pursuant to Section 10.1(a) shall be limited to seventy-five percent (75%) of such Stockholder’s Pro Rata Share of the Closing Payment Shares and the Earnout Payment Shares (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply to any breach of this Agreement or any Additional Agreement by the Company or the Stockholders that involves fraud or intentional misrepresentation.

(ii)         No Parent Indemnitee shall be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to all the Parent Indemnitees equals $100,000 (the “Basket”), at which time, subject to Section 10.1(b) and the other limitations set forth in this Agreement, the Parent Indemnitees shall be entitled to indemnification for the total amount of such Losses without regard to the Basket.

(c)          Claims Period. Subject to the following sentence, the period during which claims for Losses may be made for the indemnity obligations relating to breaches of representations and warranties (other than those relating to Taxes) under this Agreement (the applicable period, the “Claims Period”) shall commence at the Closing and terminate on the Expiration Date. The Claims Period with respect to any Taxes or any breach of a covenant under the Agreement or any breach of any representation or warranty of this Agreement or any Additional Agreement by the Company or the Stockholders that involves fraud or intentional misrepresentation shall commence at the Closing and terminate thirty (30) days after the expiration of the applicable statute of limitations (the “Subsequent Claim Period”).

10.2         Indemnification of Stockholders. The Parent hereby agrees to indemnify and hold harmless each Stockholder and each of its respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents, permitted assignees and Affiliates (the “Stockholder Indemnitees”) against and in respect of any Losses incurred or sustained by any Stockholder Indemnitee as a result of any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Merger Sub or the Parent contained herein. The total payments made by the Parent to the Stockholder Indemnitees with respect to Losses shall not exceed $1,000,000; provided, however, the Stockholder Indemnitees shall not be entitled to indemnification pursuant to this Section 10.2 unless and until the aggregate amount of Losses to the Stockholder Indemnitees equals at least the Basket, at which time, subject to the aggregate liability noted above, the Stockholder Indemnitees shall be entitled to indemnification for the total amount of such Losses without regard to the Basket.

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10.3         Procedures.

(a)          Notice of Claim. The following shall apply with respect to all claims by either a Parent Indemnitee or a Stockholder Indemnitee (each of which are referred to as an “Indemnified Party” in this Section 10.3 and Section 10.4) for indemnification:

(i)          On or before the expiration of the Claims Period or the Subsequent Claim Period, as applicable, an Indemnified Party may deliver to the Representative (as agent for the Stockholders) or the Parent, as applicable, written notice (an “Indemnification Notice”) of any Loss with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2, which shall describe in reasonable detail the amount of such Loss and specify the individual items of such Loss included in the amount so stated and the nature of the claim to which such Loss relates. The failure to timely deliver an Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of the Stockholders or the Parent, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(ii)         If the Indemnifying Party objects in writing to any claim or claims by an Indemnified Party made in any Indemnification Notice, the Indemnifying Party shall provide notice (an “Objection Notice”) to such Indemnified Party within twenty (20) days after delivery of the Indemnification Notice to the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall attempt in good faith for forty-five (45) days after the Indemnified Party’s receipt of the Objection Notice to resolve such objection. If the Indemnified Party and the Indemnifying Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b)          Third Party Claims.

(i)          In the event that an Indemnified Party becomes aware of a third-party claim indemnifiable under this Article X, which such Indemnified Party believes may result in a claim for Losses by or on behalf of an Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Parties (a “Third-Party Claim Notice”). The Indemnified Party shall be entitled, at the sole expense and liability of such Indemnifying Party, to exercise full control of the defense, compromise or settlement of such Third-Party Claim unless the Indemnifying Parties, within a reasonable time after delivery of the Third-Party Claim Notice by the Indemnified Party (but in any event within ten (10) days thereafter) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof.

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(ii)         If the Indemnifying Parties assume the defense of any such Third-Party Claim, then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (A) the Indemnifying Parties have agreed to pay such fees and expenses, or (B) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(iii)        If the Indemnifying Parties elect to assume the defense of any Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (A) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (B) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party, or (C) if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(iv)         If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (A) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (B) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, (C) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts, or (D) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party.

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10.4         Periodic Payments. Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

10.5         Payment of Indemnification.

(a)          All claims for indemnification made by a Parent Indemnitee pursuant to Section 10.3 will be made against the Closing Payment Shares and/or the Earnout Payment Shares (except this limitation shall not apply in the event of any claim for Taxes or any breach of a covenant under this Agreement or any breach of a representation or warranty under this Agreement or any Additional Agreement by the Company or the Stockholders that involves fraud or intentional misrepresentation). Each Parent Ordinary Share forfeited in satisfaction of an indemnity claim pursuant to this Article X shall be deemed to satisfy an amount of Losses equal to $8.22. No certificates representing fractional shares of Parent Ordinary Shares will be issued and such fractional shares will not entitle the owner thereof to any rights of a holder of Parent Ordinary Shares. Any fractional shares will be rounded to the nearest whole share (after aggregating all Closing Payment Shares held by such Person).

(b)          In the case of any amount payable to a Parent Indemnitee, each Stockholder shall, severally and not jointly, pay its Pro Rata Share of the amount of any Losses to the Parent.

10.6         Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

10.7         Survival of Indemnification Rights. Except as otherwise provided in Section 10.1(c), the representations and warranties of the Company, the Parent and the Merger Sub shall survive until the twenty four (24) month anniversary of the Closing (such date, the “Expiration Date”).

10.8         Exclusive Remedy. The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement (other than in respect of fraud, for which the following limitation will not apply), or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article X.

ARTICLE XI

DISPUTE RESOLUTION

11.1         Litigation. The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and courts of the State of New York located in Manhattan, New York with respect to any claim, action, suit or other proceeding arising out of or relating to this Agreement and do hereby unconditionally and irrevocably waive any right to contest venue in said courts or to claim that said courts constitute an inconvenient forum.

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11.2         Waiver of Jury Trial; Exemplary Damages.

(a)          THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(b)          Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII

TERMINATION

12.1         Termination Without Default; Expenses. In the event that the Closing of the transactions contemplated hereunder has not occurred by December 24, 2013 (the “Outside Closing Date”), the Merger Sub or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other parties hereto. Such right may be exercised by the Merger Sub or the Company, as the case may be, giving written notice to the other parties hereto at any time after the Outside Closing Date.

12.2         Termination Upon Default.

(a)          The Merger Sub may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations the Merger Sub may have, if the Company shall have materially breached any representation or warranty or materially breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach, or if any condition that must be met by the Company becomes impossible to fulfill;

(b)          The Company may terminate this Agreement by giving notice to the Merger Sub, without prejudice to any rights or obligations the Company or Stockholders may have, on or prior to the Closing Date if the Parent or the Merger Sub shall have materially breached any representation or warranty or materially breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Merger Sub of a notice describing in reasonable detail the nature of such breach, or if any condition that must be met by the Parent or the Merger Sub becomes impossible to fulfill.

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12.3         Survival. The provisions of Article XIII shall survive any termination hereof pursuant to this Article XII.

ARTICLE XIII

MISCELLANEOUS

13.1         Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) five days after mailing by certified or registered mail, return receipt requested; or (d) one day after having been dispatched by a nationally recognized overnight courier service. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Merger Sub, the Parent or the Company (following the Closing), to:

Lone Oak Acquisition Corporation

Room 1708 Dominion Centre

43-59 Queen’s Road East

Wanchai, Hong Kong

Attention: Berke Bakay

Email: berkebakay@bbscapitalmanagement.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Mitchell S. Nussbaum, Esq.

    Giovanni Caruso, Esq.

Telecopy: (212) 407-4990

if to any Stockholder, the Representative or the Company (prior to the Closing), to the Representative:

Arabella Exploration, LLC

500 W. Texas Avenue, Suite 1450

Midland, Texas 79701

Attention: Jason Hoisager

Email: Jason@arabellapetroleum.com

with a copy to (which shall not constitute notice):

Dawson Parrish, PC

309 West 7th Street, Suite 915

Fort Worth, Texas 76102

Attention: Michael Dawson

Telecopy: 888-482-2724

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13.2         Amendments; Waivers; Remedies.

(a)          This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)          Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)          Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)          Notwithstanding anything else contained herein, neither party shall seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith (other than punitive or exemplary damages awarded in connection with a Third-Party Claim).

13.3         Arms-Length Bargaining. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists.

13.4         Publicity. Except as required by Law or the applicable rules of any stock exchange on which the Parent lists securities, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other parties hereto, which approval will not be unreasonably withheld or delayed.

13.5         Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses of the Escrow Agent shall be paid in accordance with the terms of the Escrow Agreement.

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13.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8         Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9         Entire Agreement. This Agreement, together with the Additional Agreements, and the Confidentiality Agreement, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein and therein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous or any Additional Agreement, except those expressly stated herein or therein.

13.10         Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11         Waiver. Reference is made to the final prospectus of the Parent, dated March 16, 2011 (the “Prospectus”). The Stockholders and the Company have read the Prospectus and understand that the Parent has established a trust account (“Trust Account”) for the benefit of the public stockholders of the Parent and the underwriters of the Parent’s initial public offering pursuant to the Investment Management Trust Agreement between the Parent and Continental Stock Transfer & Trust Company, as trustee. For and in consideration of Parent and Merger Sub agreeing to enter into this Agreement, each of the Stockholders and the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or the Merger Sub.

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13.12         Construction of Certain Terms and References; Captions. In this Agreement:

(a)          References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement;

(b)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto;

(c)          The word “amended” means amended, restated, supplemented or otherwise modified and the word “amendment” has correlative meaning. Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under GAAP;

(d)          Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule;

(e)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day;

(f)          Captions are not a part of this Agreement, but are included for convenience, only;

(g)          For the avoidance of any doubt, all references in this Agreement to “the knowledge of the Company”, “knowingly” (when used with respect to the Company) or similar terms shall mean the actual knowledge of Jason Hoisager; and

(h)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.13         Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto, except that a Representative pursuant to Section 13.13 may enforce any right assigned to such assignee.

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13.14         Appointment of Stockholders’ Representative.

(a)          Appointment. Each Stockholder, by voting to approve this Agreement, surrendering his, her or its Company Stock Certificate(s) or by executing and delivering the Letter of Transmittal irrevocably authorizes, directs and appoints Jason Hoisager (together with his permitted successors, the “Representative”) as his, her or its true and lawful agent and attorney-in-fact for all purposes of this Agreement, the Escrow Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and the Representative hereby accepts such appointment. Without limiting the generality of the foregoing, the Representative is specifically empowered and authorized in such capacity by the Stockholders, in his discretion, to do any and all things and to execute any and all documents in such Stockholder’s place and stead, in any way which such Stockholder could do if personally present, in connection with this Agreement, the Escrow Agreement, the Registration Rights Agreement and the transactions contemplated thereby, including the authority on behalf of such Stockholder, without giving notice to such Stockholder, to take any of the following actions:

(i)          to accept on such Stockholder’s behalf any amount payable to such Stockholder under this Agreement or the Escrow Agreement;

(ii)         to negotiate and otherwise deal with the Merger Sub and the Parent;

(iii)        to accept and give service of process and all other notices and other communications relating to this Agreement or the Escrow Agreement;

(iv)         to object to any claims by any Indemnified Party, including any claims to the escrow and to settle any dispute relating to the terms of this Agreement or the Escrow Agreement;

(v)          to amend this Agreement or the Additional Agreements and to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and

(vi)         to act in connection with all matters relating to this Agreement, the Escrow Agreement and the other Additional Agreements and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.

(b)          No Liability. Each Stockholder further agrees, the Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by him to be authorized has been authorized to do so, and (D) shall be promptly reimbursed by the Stockholders, severally and not jointly and in accordance with their respective Pro Rata Shares, for out-of-pocket expenses incurred by him in his capacity of Representative.

(c)          No Revocation; Replacement. The Person serving as the Representative may resign at any time (provided, however, that such Person shall continue to serve as the Representative until such substitute Representative has been appointed by pursuant to this Section 13.14(c)), and may be replaced from time to time by the holders of a majority in interest of the Earnout Payment Shares upon not less than ten (10) days’ prior written notice to Parent, which substitute Representative shall be reasonably acceptable to the Parent. No bond shall be required of the Representative. Notices or communications to or from the Representative shall constitute notice to or from each of the Stockholders.

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(d)      Role of Representative. Upon and after Closing, the Parent and the Merger Sub shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement, the Escrow Agreement, the Registration Rights Agreement and the transactions contemplated hereby involving the Stockholders and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any statements made by the Representative or documents executed or purported to be executed on behalf of such Stockholders by the Representative, and on any other action taken or purported to be taken on behalf of such Stockholders by the Representative including the appropriate communication or delivery to such Stockholders, other than in the event of fraud.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the Merger Sub, the Parent and the Company have caused this Agreement to be duly executed by their respective authorized officers and each of the Stockholders have executed this Agreement as of the day and year first above written.

ACQUIROR:

ARABELLA EXPLORATION CORP.

By:	/s/
Name: Berke Bakay
Title: Chairman

PARENT:

LONE OAK ACQUISITION CORPORATION

By:	/s/
Name: Berke Bakay
Title: Chairman

COMPANY:

ARABELLA EXPLORATION, LLC

By:	/s/
Name: Jason Hoisager
Title: Managing Member and President

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REPRESENTATIVE:

/s/
Jason Hoisager, as Representative

STOCKHOLDERS:

/s/
Name: Jason Hoisager

/s/
Name: Chad Elliott

/s/
Name: Bill Elliott

Name: ` Richard Masterson

/s/
Name: Greg McCabe

TRAVIS STREET ENERGY, LLC

/s/
Name: Mark G. Avery
Title:

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Schedule I

Stockholder Pro Rata Shares

Name of Stockholder	Pro Rata Share (% of Merger Consideration)
Jason Hoisager	47.008377%

Chad Elliott	4.1610207%

Bill Elliott	4.0155023%

Richard Masterson	2.7000000%

Greg McCabe	32.115100%

Travis Street Energy, LLC	10.000000%

TOTAL	100.00%